Exhibit 99.2

       Jane Washburn Joins Beverly Enterprises as Chief Marketing Officer

    FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 11, 2005--Beverly Enterprises (NYSE: BEV) today announced that Jane Washburn has joined the company as Senior Vice President, Chief Marketing Officer. In this role, she will be responsible for branding, marketing, market research, business development and strategic planning.
    "Jane will be a key player in Beverly's success, as market differentiation and brand awareness become increasingly important drivers of our growth strategy," said William R. Floyd, Chairman and Chief Executive Officer of Beverly. "Jane's marketing and business development expertise and her track record of innovation will help us refine Beverly's brand positioning, sharpen our competitive edge and generate profitable growth."
    Prior to joining Beverly, Washburn was president of her own consulting and coaching firm, Brand-Built International, in Greenwich, CT. There, she specialized in business development and brand positioning within the services sector. Before that, Washburn was Managing Director and Chief Marketing Officer for Broadview International, a global investment bank and private equity firm acquired by Jefferies & Co in 2004. Earlier, she held senior-level marketing positions at Price Waterhouse and Citibank. Washburn, 50, began her career in product management roles at Revlon, Pepsi-Cola and H.J. Heinz. She earned a Bachelor of Arts degree in journalism and sociology and an MBA degree in marketing from Indiana University.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly currently operates 327 skilled nursing facilities, as well as 18 assisted living centers, and 52 hospice and home care centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Inc., Fort Smith
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             Media Contact:
             Blair C. Jackson, 479-201-5263
             www.beverlycorp.com